Exhibit 10.4
HUMAN GENOME SCIENCES, INC.
DISCRETIONARY BONUS POLICY
(Effective November 26, 2007)
Purpose and Establishment. Human Genome Sciences, Inc. (the “Corporation”) establishes this Discretionary Bonus Policy (the “Policy”) to provide incentive compensation to eligible employees of the Corporation and its subsidiaries and affiliates who exceed expectations, consistently exhibit superior performance, and/or make unique individual contributions to the overall success of the Corporation. Awards of bonus payments under this policy will be made on a discretionary basis, subject to the approval of the Compensation Committee of the Board of Directors (the “Compensation Committee”) as set forth below.
Eligibility for Bonus Payment. Each full-time and each part-time employee of the Corporation, or of a subsidiary or an affiliate of the Corporation, who has completed any applicable initial probationary period and who has a satisfactory performance rating and consistently meets expectations may be eligible to receive a bonus payment. However, this Policy does not give any employee a right to receive a bonus payment. In determining whether an eligible employee should be paid a bonus and the amount of such bonus, the Compensation Committee shall review the Corporation’s financial status and the employee’s performance and individual contributions to the overall success of the Corporation.
Timing of Bonus Payments. Bonus payments may be made from time to time, or for any period of time, in the discretion of the Compensation Committee or its delegate. Unless provided otherwise in a written agreement between the Corporation and the employee, an employee shall not have a vested right in any bonus payment until the amount is paid to such individual and the Compensation Committee shall have full discretion to reduce or eliminate any previously declared bonus amount for any or no reason prior to payment thereof. In the event that the Compensation Committee determines that one or more bonuses shall be paid based on a performance period of twelve months duration or longer, such bonuses (or any pro-rated bonus payable in conjunction with that performance period), if earned and not otherwise reduced or eliminated in the Compensation Committee’s discretion, shall be paid after the close of the performance period and by no later than two and one-half months after the close of the calendar year in which the performance period ends unless it is administratively impracticable to do so, and such impracticability was unforeseeable, in which case the bonuses shall be paid as soon as practicable thereafter or the amounts have been deferred by the eligible employee in accordance with applicable laws.
Interpretation. The Corporation intends for this Policy to be interpreted and construed to comply in all regards with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.